EXHIBIT 99.1

Bright Mountain Media, Inc Acquires Sargeslist.Com

BOCA RATON, FL / ACCESSWIRE / February 18, 2016 / Bright Mountain Media, Inc., (www.brightmountainmedia.com) (OTCQB: BMTM), an owner, acquirer and manager of customized websites for military and public safety audiences, has acquired www.SargesList.com.

The announcement was made by W. Kip Speyer, Chairman of the Board of Bright Mountain Media, Inc.

"Bright Mountain is pleased to report our second acquisition of 2016 in the military sector," said Speyer. "We are delighted to have added www.SargesList.com to our growing list of websites that serve members of the military and public safety.

SargesList.com brings a special focus to our growing list of websites, which is targeted to active Military, veterans and their families. The site provides military classifieds with coverage of nearly 500 U.S. military bases worldwide.

With the acquisition of www.SargesList.com, Bright Mountain Media, Inc., now owns 26 websites that accounted for more than 40 million visitors in 2015. The 27 websites also includes the corporate portal, www.brightmountainmedia.com.

Steve Harari, CEO of SargesList stated "We are very excited that SargesList has found a home with Bright Mountain Media. Their commitment to the military community is very clear and now with their backing, SargesList will be able to continue to serve our military families."

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. Bright Mountain Media, Inc.'s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and Bright Mountain Media, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

https://www.brightmountainmedia.com/contact-us/

SOURCE: Bright Mountain Media, Inc.

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